Exhibit 99.1

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

ZYMERGEN INC.

Interim Periods Ended September 30, 2022 and September 30, 2021

Item 1. Financial Statements

ZYMERGEN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share data)

	As of September 30, 2022	As of December 31, 2021 (1)
ASSETS
Current assets:
Cash and cash equivalents	$153,412	$386,105
Accounts receivable	130	520
Accounts receivable, unbilled, net of allowance for doubtful accounts of $2,214 and $0, respectively	203	2,565
Prepaid expenses	9,362	7,818
Inventories	6,366	6,035
Restricted cash, current	2,844	2,105
Other current assets	1,157	2,201

Total current assets	173,474	407,349
Restricted cash	10,016	9,849
Property and equipment, net	82,604	53,799
Operating lease right-of-use assets	127,924	—
Goodwill	—	40,645
Intangible assets, net	6,830	8,529
Other long-term assets	1,931	2,225

Total assets	$402,779	$522,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,786	$5,418
Accrued and other liabilities	38,337	17,496
Short-term operating lease liabilities	7,779	—
Short-term debt, net	—	43,953
Short-term deferred rent	—	2,218
Deferred revenue	4,400	4,468

Total current liabilities	53,302	73,553
Long-term operating lease liabilities	176,200	—
Long-term deferred rent	—	35,390
Other long-term liabilities	3,677	4,967

Total liabilities	233,179	113,910

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 170,000,000 shares authorized as of September 30, 2022 and December 31, 2021, respectively; no shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.001 par value, 1,500,000,000 shares authorized as of September 30, 2022 and December 31, 2021, respectively; 104,576,106 and 103,045,299 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	105	103
Additional paid-in capital	1,569,347	1,543,908
Accumulated deficit	(1,399,852)	(1,135,525)

Total stockholders’ equity	169,600	408,486

Total liabilities and stockholders’ equity	$402,779	$522,396

(1)	The balance sheet as of December 31, 2021 is derived from the audited financial statements as of that date.

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ZYMERGEN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues from research and development service agreements	$1,809	$3,343	$6,221	$10,803
Collaboration and other revenue	—	1,135	2,079	3,264
Automation revenue	44	—	524	—
Grant revenue	430	—	884	—

Total revenues	2,283	4,478	9,708	14,067
Cost and operating expenses:
Cost of service revenue	7,410	17,179	28,960	60,138
Cost of automation revenue	978	—	1,615	—
Research and development	28,807	39,073	88,732	129,036
Sales and marketing	5,218	3,977	12,014	18,753
General and administrative	36,463	17,906	84,462	60,898
Goodwill impairment charge	—	—	40,645
Restructuring charges (benefit)	(1,296)	21,193	(1,611)	21,193

Total cost and operating expenses	77,580	99,328	254,817	290,018

Operating loss	(75,297)	(94,850)	(245,109)	(275,951)
Other income (expense):
Interest income	8	7	61	62
Interest expense	—	(2,809)	(17,423)	(8,303)
Gain on change in fair value of warrant liabilities	—	—	—	1,849
Other expense, net	(449)	(199)	(1,866)	(967)

Total other expense	(441)	(3,001)	(19,228)	(7,359)

Loss before income taxes	(75,738)	(97,851)	(264,337)	(283,310)

Benefit from (provision for) income taxes	(5)	18	10	26

Net loss and comprehensive loss	$(75,743)	$(97,833)	$(264,327)	$(283,284)

Net loss per share attributable to common stockholders, basic	$(0.73)	$(0.96)	$(2.55)	$(4.38)

Net loss per share attributable to common stockholders, diluted	$(0.73)	$(0.96)	$(2.55)	$(4.40)

Weighted average shares used in computing net loss per share to common stockholders, basic	104,322,566	102,337,242	103,642,658	64,662,332

Weighted average shares used in computing net loss per share to common stockholders, diluted	104,322,566	102,337,242	103,642,658	64,812,356

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ZYMERGEN INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	—	$—	103,045,299	$103	$1,543,908	$(1,135,525)	$408,486
Vesting of restricted stock units	—	—	916	—	—	—	—
Issuance of common stock upon exercise of options	—	—	77,093	—	303	—	303
Stock-based compensation expense	—	—	—	—	7,391	—	7,391
Net loss	—	—	—	—	—	(72,116)	(72,116)

Balance, March 31, 2022	—	—	103,123,308	103	1,551,602	(1,207,641)	344,064
Vesting of restricted stock units	—	—	427,996	1	(1)	—	—
Stock-based compensation expense	—	—	—	—	8,642	—	8,642
Issuance of common stock pursuant to ESPP purchases	—	—	276,792	—	385	—	385
Net loss	—	—	—	—	—	(116,468)	(116,468)

Balance, June 30, 2022	—	—	103,828,096	104	1,560,628	(1,324,109)	236,623
Vesting of restricted stock units	—	—	738,158	1	(1)	—	—
Issuance of common stock upon exercise of options	—	—	5,166	—	10	—	10
Stock-based compensation expense	—	—	—	—	8,710	—	8,710
Other	—	—	4,686	—	—	—	—
Net loss	—	—	—	—	—	(75,743)	(75,743)

Balance, September 30, 2022	—	$—	104,576,106	$105	$1,569,347	$(1,399,852)	$169,600

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ZYMERGEN INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	68,093,280	$900,798	12,812,109	$13	$29,991	$(773,740)	$(743,736)
Vesting of restricted common stock	—	—	16,810	—	—	—	—
Issuance of common stock upon exercise of options	—	—	711,963	—	3,189	—	3,189
Stock-based compensation expense	—	—	—	—	2,253	—	2,253
Share settlement of non-recourse loan to employee	—	—	(67,050)	—	—	—	—
Cash settlement of non-recourse loan to employee	—	—	—	—	1,946	—	1,946
Net loss	—	—	—	—	—	(84,585)	(84,585)

Balance, March 31, 2021	68,093,280	900,798	13,473,832	13	37,379	(858,325)	(820,933)
Issuance of common stock upon initial public offering, net of commission and issuance costs of $45,138	—	—	18,549,500	19	529,878	—	529,897
Issuance of preferred stock upon exercise of Series C Preferred Stock warrants	883,332	27,384	—	—	—	—	—
Conversion of preferred stock into common stock	(68,976,612)	(928,182)	68,998,791	69	928,113	—	928,182
Issuance of common stock upon exercise of warrants	—	—	226,880	—	—	—	—
Issuance of common stock in business acquisition	—	—	774,402	1	24,808	—	24,809
Vesting of restricted common stock	—	—	16,810	—	—	—	—
Issuance of common stock upon exercise of options	—	—	256,960	1	1,257	—	1,258
Stock-based compensation expense	—	—	—	—	6,965	—	6,965
Net loss	—	—	—	—	—	(100,866)	(100,866)

Balance, June 30, 2021	—	—	102,297,175	103	1,528,400	(959,191)	569,312
Vesting of restricted common stock	—	—	16,810	—	—	—	—
Issuance of common stock upon exercise of options	—	—	56,542	—	271	—	271
Stock-based compensation expense	—	—	—	—	5,422	—	5,422
Other	—	—	—	—	7	—	7
Net loss	—	—	—	—	—	(97,833)	(97,833)

Balance, September 30, 2021	—	$—	102,370,527	$103	$1,534,100	$(1,057,024)	$477,179

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ZYMERGEN INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net loss	$(264,327)	$(283,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	16,361	15,129
Stock-based compensation expense	24,743	14,640
Non-cash lease expense	8,565	—
Non-cash interest expense	14,532	890
Goodwill impairment charge	40,645	—
Impairment of long-lived assets	—	11,155
(Gain) loss on change in fair value of warrant liabilities	—	(1,849)
Foreign exchange loss	1,725	695
Restructuring benefit	(1,300)	—
Other	114	37
Changes in operating assets and liabilities:
Accounts receivable	390	574
Accounts receivable, unbilled	147	(943)
Allowance for doubtful accounts	2,215	—
Prepaid expenses	(3,280)	(2,373)
Inventories	(331)	(1,241)
Other current assets	1,129	612
Operating lease right-of-use assets	13,223	—
Other long-term assets	343	18
Accounts payable	(996)	(3,733)
Accrued and other liabilities	15,447	(4,909)
Deferred revenue	(1,317)	(1,271)
Operating lease liabilities	(1,497)	—
Deferred rent	—	18,041
Other long-term liabilities	(41)	172

Net cash used in operating activities	(133,510)	(237,640)

Investing activities
Purchases of property and equipment	(39,987)	(27,264)
Proceeds from sale of property and equipment	1,147
Business acquisition, net of cash acquired	—	1,238

Net cash used in investing activities	(38,840)	(26,026)

Financing activities
Proceeds from initial public offering, net of commission and issuance cost	—	529,897
Proceeds from exercise of Series C warrants	—	15,002
Proceeds from exercise of common stock options	313	4,719
Proceeds from ESPP	385	—
Payments on debt	(58,485)	—
Proceeds from repayment of non-recourse loan to employee	—	1,946
Other	(49)	—

Net cash (used in) provided by financing activities	(57,836)	551,564
Effect of exchange rate changes on cash	(1,601)	(654)

Change in cash and cash equivalents	(231,787)	287,244
Cash, cash equivalents, and restricted cash at beginning of the period	398,059	219,810

Cash, cash equivalents, and restricted cash at end of the period	$166,272	$507,054

Cash and cash equivalents	$153,412	$496,247
Restricted cash, current	2,844	30
Restricted cash, non-current	10,016	10,777

Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$166,272	$507,054

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ZYMERGEN INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$2,891	$8,254
Supplemental disclosure of non-cash investing and financing activities:
Conversion of preferred shares to common stock	$—	$928,182
Exercise of warrant liability into preferred stock	$—	$12,382
Issuance of common stock upon cashless exercise of warrants	$—	$749
Issuance of common stock in business combination	$—	$24,816
Acquisitions of property and equipment under accounts payable and accrued and other liabilities	$9,495	$6,665
Operating lease right-of-use assets obtained in the exchange for new operating lease liabilities, net	$(4,112)	$—
Share settlement of non-recourse loan to employee	$—	$1,946

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Nature of Operations

Zymergen Inc. (“Zymergen” or the “Company”) integrates computational and manufacturing technologies to design, develop, and commercialize bio-based breakthrough products in a broad range of industries. The Company has developed a platform based on its collection of accessible biomolecules, its software and data science technology, and its data driven microbe optimization processes. In addition, the Company’s platform is used to discover novel molecules used to enable unique material properties. Utilizing its platform Zymergen is pursuing three markets focused on advanced materials, drug discovery and automation. The Company was incorporated in Delaware on April 24, 2013.

As discussed in Note 14, on October 19, 2022, Ginkgo Bioworks Holdings, Inc., a Delaware corporation (“Ginkgo”), completed the previously announced acquisition of the Company, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2022 (the “Merger Agreement”), by and among the Company, Ginkgo and Pepper Merger Subsidiary Inc., a Delaware corporation and indirect wholly owned subsidiary of Ginkgo (“Merger Sub”). Pursuant to the Merger Agreement, at the Effective Time, and upon the terms and subject to the conditions set forth therein, Merger Sub was merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Ginkgo (the “Merger”).

Need for Additional Capital

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40) (“ASU No. 2014-15”), management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. As of June 30, 2022, a substantial doubt as to the Company’s ability to continue as a going concern existed. Subsequent to September 30, 2022, and as of the date of issuance of these Condensed Consolidated Financial Statements, the completion of the Merger alleviated the substantial doubt.

Impact of COVID-19

The Company cannot at this time predict the specific extent, duration, or full impact that the ongoing COVID-19 pandemic will have on its financial condition and operations. The impact of the COVID-19 pandemic on the financial performance of the Company will depend on future developments, including the duration and spread of the pandemic and related governmental advisories and restrictions. These developments and the continuing impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain. If business conditions, financial markets and/or the overall economy continue to be impacted, the Company’s results may be adversely affected.

2.	Summary of Significant Accounting Policies

There were no significant changes to the accounting policies during the nine months ended September 30, 2022, from the significant accounting policies described in Note 2 of the “Notes to Consolidated Financial Statements” in the Company’s 2021 Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2022, except as described below.

Basis of Preparation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) regarding interim financial reporting. The balance sheet as of December 31, 2021 has been derived from audited financial statements at that date but does not include all of the information required by U.S. GAAP for complete financial statements. These unaudited interim Condensed Consolidated Financial Statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the financial information. The results of operations for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other interim period or for any other future year.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The accompanying unaudited Condensed Consolidated Financial Statements and related financial information should be read in conjunction with the audited financial statements and the related notes thereto for the year ended December 31, 2021 included in the Company’s 2021 Form 10-K. The Company has reclassified certain prior year amounts to conform with current period presentation.

Principles of Consolidation

These Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Fiscal Year

The Company’s fiscal year ends on December 31. References to fiscal 2022, for example, refer to the fiscal year ended December 31, 2022. The period end for the Company covered by this report is September 30, 2022.

Use of Estimates

The presentation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include, but are not limited to, standalone selling price of performance obligations for contracts with multiple performance obligations, estimate of variable consideration from revenue contracts, useful life of property and equipment, fair value of the reporting unit for purposes of the assessment of goodwill impairment and undiscounted cash flows and residual values of long-lived assets of which the carrying value may not be recoverable, allowance for doubtful accounts, net realizable value of inventories, the valuation of intangible assets, the valuation of common and preferred stock used in the valuation of options to purchase common stock and warrants to purchase common stock or preferred stock, prior to being a publicly traded company, and the incremental borrowing rate used in determining operating lease liabilities. Actual results could differ from those estimates.

Segment Information

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding resource allocation and assessing performance. The Company’s Acting Chief Executive Officer was its CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. Consequently, the Company has determined it operates and manages its business in one operating and one reportable segment.

Foreign Currency

For the Company and its subsidiaries, the functional currency has been determined to be the U.S. Dollar (USD). Monetary assets and liabilities denominated in foreign currency are remeasured at period-end exchange rates. Non-monetary assets and liabilities denominated in foreign currencies are remeasured at historical rates. Foreign currency transaction gains and losses resulting from remeasurement are recognized in Other expense, net in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

Contingencies

The Company is subject to various litigation and arbitration claims that arise in the ordinary course of business, including but not limited to those related to employee and shareholder matters. Some of these proceedings involve claims that are subject to substantial uncertainties and unascertainable damages. The Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company has determined that no provision for liability nor disclosure is required related to any claim against the Company when: (a) there is not a reasonable possibility that a loss exceeding amounts already recognized (if any) may be incurred with respect to such claim; (b) a reasonably possible loss or range of loss cannot be estimated; or (c) such estimate is immaterial.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CARES Act

On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief and Economic Security (CARES) Act which, among other things, permits the deferral of the employer’s portion of social security tax payments between March 27, 2020 and December 31, 2020. As of September 30, 2022 and December 31, 2021, approximately $1.8 million and $3.7 million, respectively, of employer payroll tax payments were deferred. The $1.8 million deferred as of September 30, 2022 is due by December 31, 2022.

Inventories

Inventories, which consist of various types of lab supplies and automation hardware, are stated at the lower of cost or net realizable value using the weighted average cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value. If the Company determines that the cost of inventories exceeds its estimated net realizable value, the Company records a write-down equal to the difference between the cost of inventories and the estimated net realizable value. If the future demand for the Company’s services and products is less favorable than the Company’s forecasts, the value of the inventories may be required to be reduced, which could result in additional expense to the Company and affect its results of operations.

Goodwill and Acquired Intangible Assets

Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company performs a goodwill impairment test annually in the fourth quarter. Goodwill impairment is recognized for the amount that the carrying value of the reporting unit, including goodwill, exceeds the reporting unit’s fair value. The loss recognized cannot exceed the total amount of goodwill allocated to the reporting unit. The inputs to the Company’s business are primarily comprised of a collection of accessible biomolecules, its software and data science technology, and its data driven microbe optimization processes which enable its platform to deliver products and services to its customers. Additionally, the Company manages its platform based on entity wide metrics and consolidated financial results. Therefore, the Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment.

Intangible assets acquired in a business combination are recorded at their estimated fair values at the date of acquisition. The Company amortizes acquired definite-lived intangible assets over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis.

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is assessed by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company’s platform provides the lowest level of identifiable independent cash flows. Therefore, for purposes of evaluating potential impairment of the Company’s long-lived assets, a single entity-wide asset group exists.

Leases

Leases (Topic 842) Effective January 1, 2022

The Company determines if an arrangement is or contains a lease at inception by assessing whether the arrangement contains an identified asset and whether the Company has the right to control the identified asset. Lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company has a variety of different types of operating leases, the specific terms and conditions of which vary from lease to lease. Certain operating lease agreements include terms such as: (i) renewal and early termination options; (ii) tenant improvement allowances; and (iii) rent escalation clauses. The lease agreements also include provisions for the maintenance of the leased asset and payment of lease related costs. The Company reviews the specific terms and conditions of each lease and, as appropriate, renewal or termination options reasonably certain to be exercised are included in the Company’s lease terms. The Company’s leases do not contain any residual value guarantees.

Certain of the Company’s lease agreements include rental payments that may be adjusted in the future based on economic conditions and others include rental payments adjusted periodically for inflation. Variable lease expense is disclosed for the adjusted portion of such payments. Lease income, attributable to subleases, is recognized in Cost and operating expenses on the Condensed Consolidated Statements of Operations and Comprehensive Loss.

Currently, the Company’s sole underlying asset class is real estate.

Lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the non-cancelable lease term. Right-of-use assets are recognized for the amount of the lease liability, adjusted for any lease payments made prior to or on lease commencement, lease incentives received and initial direct costs incurred, as applicable. As most of the Company’s operating leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate based on information available at the date of adoption and subsequent lease commencement dates in calculating the present value of its operating lease liabilities. The incremental borrowing rate is determined using the Company’s synthetic credit rating, adjusted for a credit premium, historical recovery rates of secured debt, and the respective tenor’s risk-free rates determined using U.S. Treasury rates.

Revenue Recognition

Grant Revenue

Grants received are assessed to determine if the agreement should be accounted for as an exchange transaction or a contribution. An agreement is accounted for as a contribution if the resource provider does not receive commensurate value in return for the assets transferred. Contributions are recognized as grant revenue when all donor-imposed conditions have been met.

Automation Revenue

The Company enters into contracts to sell automation products for laboratory operations, web-based software services, support services or the combinations of products and services. Automation products generally include third party lab equipment hardware, customized enclosures and other elements for the Company’s reconfigurable automation cart (“RAC”) system. Services may include one-time service events, such as installation, consultation or design services, or software subscription and support services performed over time.

If the contract is comprised of both products and services, the Company applies judgment in determining if those performance obligations are distinct. If the customer can derive benefits from the use of the hardware with or without the services or the customer can derive the benefits from the services together with available resources, such as the previously delivered hardware, then the hardware and services are accounted for as distinct performance obligations.

The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company’s process for determining the standalone selling price requires judgment and considers multiple factors that are reasonably available and maximizes the use of observable inputs that may vary over time depending upon the unique facts and circumstances related to each performance obligation. The Company believes that this method results in an estimate that represents the price the Company would charge for the product offerings if they were sold separately.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Revenue related to the identified distinct performance obligations is recognized when, or as, control of each individual performance obligation is transferred to the customer. For RAC systems control generally transfers to the customer at a point in time. The Company uses present right to payment, legal title, physical possession of the asset, and risks and rewards of ownership as indicators to determine the transfer of control to the customer. If customer acceptance of the product is not a formality, revenue is recognized upon receipt of such customer acceptance. Software subscription and support service revenues are recognized ratably over the respective non-cancelable subscription term as control continuously transfers to the customer. The Company’s subscription arrangements are considered service contracts, and the customer does not have the right to take possession of the software.

Sales taxes collected from customers and remitted to governmental authorities are not included in revenue.

Accounting Pronouncements Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). Under ASU 2016-02, a lessee is required to recognize assets and liabilities for leases with lease terms of more than twelve months. Recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. ASU 2016-02 requires both types of leases to be recognized on the balance sheet. The ASU also requires disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements.

The Company adopted Topic 842 on January 1, 2022 using the modified retrospective approach with the cumulative effect of adoption recognized to retained earnings on January 1, 2022. Under this method, the Company is allowed to record a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption and not restate prior periods. Additionally, the Company elected the transitional practical expedients such that the Company will not reassess whether contracts are leases and will retain lease classification and initial direct costs for leases existing prior to the adoption of the new standard. The Company also made the following elections: (1) elect the short term lease exception, (2) not elect hindsight and (3) elect to not separate its nonlease components for its real estate leases. Significant assumptions and judgments made in applying the new lease accounting standard include determining the Company’s incremental borrowing rate and evaluating the probability of exercising lease options. On January 1, 2022 the Company recorded total assets and total liabilities on the Condensed Consolidated Balance Sheets of $152.3 million and $189.9 million, respectively, due to the recognition of right-of-use assets and lease liabilities upon adoption, net of the impact of eliminating existing deferred rent liabilities related to its leasing arrangements. The adoption of ASU 2016-02, as amended, did not have a material impact to the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss or Condensed Consolidated Statements of Cash Flows.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. This pronouncement is effective for the Company for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted the new standard on January 1, 2022 using a modified retrospective transition method. The adoption did not have a material impact on the Condensed Consolidated Financial Statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Credit losses (Topic 326), subsequently amended by ASU 2019-10, which sets forth a “current expected credit loss” model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. The standard will become effective for the Company for fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is evaluating the impact the adoption of this standard will have on its financial statements and related disclosures.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3. Business Combination

Lodo Therapeutics Corporation

On May 16, 2021, the Company completed a nontaxable acquisition of 100% of the equity interests of Lodo Therapeutics Corporation (“Lodo”), a privately-held company which uses its proprietary bacterial metagenomics discovery platform to develop novel therapeutics from nature. The acquisition was accounted for as a business combination. The purchase price for the acquisition was $25.3 million, substantially all of which was non-cash consideration. The non-cash consideration consisted of 774,402 shares of the Company’s common stock. The intangible assets acquired consisted primarily of $29.0 million of goodwill and Lodo’s developed technology of $5.4 million. Goodwill recognized is primarily a measure of the expected synergies from combining the operations of Lodo and the Company’s developed technologies.

The Company granted restricted stock units (“RSUs”) to certain employees and consultants of Lodo in connection with the acquisition that generally vest in three installments over a period of up to two years, subject to their continued service with the Company.

As a result of the business combination the Company incurred $0.9 million of acquisition related costs for its benefit which are not accounted for as part of consideration transferred. Acquisition related costs related primarily to legal services, accounting, tax, valuation, and due diligence and are recognized in General and administrative expenses on the Condensed Consolidated Statements of Operations and Comprehensive Loss. Pro forma results of operations will not be presented because the effects of this acquisition were not material to the Company’s Condensed Consolidated Financial Statements under applicable SEC rules.

4. Restructuring

Refer to Note 4 of the “Notes to Consolidated Financial Statements” in the Company’s 2021 Form 10-K for additional information related to the Company’s 2021 Restructuring. The 2021 Restructuring was substantially complete as of December 31, 2021. The Company does not expect to incur additional restructuring costs under the 2021 Restructuring.

The Company incurred total pre-tax charges of approximately $27.2 million and approximately $15.4 million of these charges resulted in cash outlays, of which the Company has made payments of $15.4 million through September 30, 2022. The Company has recorded costs of $27.2 million from the inception of the initiative through September 30, 2022.

The following table provides a summary of our costs incurred from the inception of the initiative through September 30, 2022, and cost estimates associated with the 2021 Restructuring, by major type of cost (in thousands):

	Total amount incurred since inception through September 30, 2022	Total estimated amount expected to be incurred
Restructuring charges:
Termination benefits	$8,580	$8,580
Impairment of long-lived assets	11,815	11,815
Contract terminations	2,211	2,211
Other (1)	4,591	4,591

Total	$27,197	$27,197

(1)

Comprised of other costs directly related to the 2021 Restructuring, including consulting fees in relation to portfolio review, realignment of organizational resources to strategic priorities and organization redesign in order to achieve reduced operating costs.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table provides a reconciliation of the beginning and ending balances for the restructuring liabilities, which are reported as components of Accounts payable and Accrued and other liabilities in the accompanying Condensed Consolidated Balance Sheets (in thousands):

	Termination Benefits	Contract Terminations	Other	Total
Balance at January 1, 2022	$948	$1,450	$—	$2,398
Charges	—	—	—	—
Adjustments (1)	(73)	(1,538)	—	(1,611)
Cash Payments, net	(875)	88	—	(787)

Balance at September 30, 2022	$—	$—	$—	$—

(1)

A $1.3 million reversal of contract termination costs was recognized in the three months ended September 30, 2022 related to the Company’s contractual release from certain equipment disposal liabilities.

5. Goodwill and Intangible Assets

The following table summarizes goodwill as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022	December 31, 2021
Goodwill	$—	$40,645

The economic and capital market volatility in 2022 and the Company’s business plan which required continued funding, resulted in the sustained decrease in the Company’s share price. As a result, the Company identified that a possible indicator of impairment was present as of the second quarter of 2022. As such, impairment testing of the Company’s goodwill was triggered. To conduct impairment tests of goodwill, the fair value of the reporting unit is compared to its carrying value. If the reporting unit’s carrying value exceeds its fair value, the Company records an impairment loss to the extent that the carrying value of goodwill exceeds its implied fair value, not to exceed the recorded amount of goodwill. The Company estimated the fair value of the reporting unit using a combination of income-based and market-based methods, including a discounted cash flow method, a market-based revenue multiple method and a probability-weighted scenario of a potential merger transaction based on the terms and information available as of the measurement date, June 30, 2022.

The result of the interim impairment test in the second quarter of 2022 indicated that the estimated fair value of the reporting unit was less than its carrying value. Consequently, a non-deductible, non-cash goodwill impairment charge was recorded in the amount of $40.6 million during the three months ended June 30, 2022, reducing the book value of goodwill to zero as of June 30, 2022.

The following table summarizes the net book value of the finite-lived intangible assets as of September 30, 2022 and December 31, 2021 (in thousands):

	Cost		Accumulated Amortization		Intangible Assets, Net
	September 30, 2022	December 31, 2021	September 30, 2022	December 31, 2021	September 30, 2022	December 31, 2021
Developed technology	$12,300	$12,300	$(5,601)	$(4,110)	$6,699	$8,190
Customer relationships	1,400	1,400	(1,269)	(1,061)	131	339

Total	$13,700	$13,700	$(6,870)	$(5,171)	$6,830	$8,529

The Company recognized $0.6 million and $0.7 million in amortization expense for the three months ended September 30, 2022 and 2021, and $1.7 million and $1.5 million for the nine months ended September 30, 2022 and 2021, respectively.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Future amortization of intangible assets is as follows (in thousands):

Remainder of 2022	$550
2023	2,067
2024	1,271
2025	1,271
2026	1,271
Thereafter	400

Total	$6,830

6. Fair Value Measurements of Financial Instruments

GAAP defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements. GAAP permits an entity to choose to measure many financial instruments and certain other items at fair value and contains financial statement presentation and disclosure requirements for assets and liabilities for which the fair value option is elected.

The hierarchy of fair value valuation techniques under GAAP provides for three levels: Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing assets and liabilities under GAAP’s fair value measurement requirements are as follows:

Level 1 – Fair value of the asset or liability is determined using unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Fair value of the asset or liability is determined using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 – Fair value of the asset or liability is determined using unobservable inputs that are significant to the fair value measurement and reflect management’s own assumptions regarding the applicable asset or liability.

There were no transfers between the levels during the periods presented. As of September 30, 2022 and December 31, 2021, the Company’s financial assets and financial liabilities measured at fair value on a recurring basis were classified within the fair value hierarchy as follows (in thousands):

	Level 1	Level 2	Level 3	Balance as of September 30, 2022
Financial Assets
Cash equivalents	$1,676	$—	$—	$1,676

Total financial assets	$1,676	$—	$—	$1,676

	Level 1	Level 2	Level 3	Balance as of December 31, 2021
Financial Assets
Cash equivalents	$1,667	$—	$—	$1,667

Total financial assets	$1,667	$—	$—	$1,667

Financial instruments consist principally of cash equivalents, accounts receivables, accounts payable, accrued liabilities and debt.

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

Accounts receivable, accounts payable, and accrued liabilities: The amounts reported in the accompanying balance sheets approximate fair value due to the short maturity of these instruments.

Debt: The gross amounts reported approximate fair value due to the debt being a variable interest rate debt and its relatively short-term maturity.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

7. Balance Sheet Components

Property and equipment consist of the following as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022	December 31, 2021
Machinery and equipment	$60,016	$74,548
Leasehold improvements	58,711	31,488
Furniture and office equipment	3,212	3,189
Computers and software	2,757	2,764

	124,696	111,989
Less accumulated depreciation and amortization	(61,673)	(78,132)

	63,023	33,857
Construction in progress	19,581	19,942

Total property and equipment, net	$82,604	$53,799

During the three months ended September 30, 2022 the Company placed $42.1 million of construction in progress into service for leasehold improvements associated with the Company’s new corporate headquarters. Additionally, during the three months ended September 30, 2022 the Company disposed of $11.2 million of machinery and equipment cost related to previously fully impaired assets, $7.0 million of machinery and equipment cost related to asset sales with insignificant net book value, and $14.0 million of leasehold improvements cost related to fully amortized assets for leases that expired during the three months ended September 30, 2022.

Depreciation and amortization expense was $5.6 million and $5.2 million for the three months ended September 30, 2022 and 2021, and $14.7 million and $13.7 million for the nine months ended September 30, 2022 and 2021, respectively.

Accrued and other current liabilities consist of the following as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022	December 31, 2021
Accrued compensation and compensation-related costs	$17,929	$6,027
Other accrued liabilities	12,510	7,045
Accrued restructuring costs	—	2,398
Accrued legal service fees	7,886	1,940
Accrued tax liabilities	12	86

Total accrued and other current liabilities	$38,337	$17,496

Accrued compensation and compensation-related costs at September 30, 2022 include employee severance costs of $5.5 million related to the Company’s July 26, 2022 and August 25, 2022 reductions in force. These compensation costs were granted pursuant to a company-wide Severance Plan that was enacted on July 24, 2022. The Company considers the Severance Plan an ongoing benefit arrangement in accordance with ASC 712.

Inventories consist of the following as of September 30, 2022 and December 31, 2021 (in thousands):

	September 30, 2022	December 31, 2021
Consumables	$5,346	$6,035
Automation—Raw materials	1,020	—

Total Inventories	$6,366	$6,035

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

8. Term Loan

Except as described below, the Company’s debt is described in Note 8 of the “Notes to Consolidated Financial Statements” in the Company’s 2021 Form 10-K.

The Company’s previously outstanding term loan matured in June 2022, upon which the remaining outstanding principal and applicable prepayment premium were paid. No debt was outstanding at September 30, 2022.

Debt consists of the following as of December 31, 2021 (in thousands):

December 31, 2021
Senior secured delayed draw term loan facility bearing interest equal to 11.5%	$50,000
Unamortized discount and offering costs	(8,310)
Accrued end-of-term payment	2,263

Senior secured delayed draw term loan facility, net	43,953
Less current portion	43,953

Long-term debt, net	$—

Interest expense on the Company’s term loan consists of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Coupon interest	$—	$2,499	$2,891	$7,413
Amortization of debt discount and offering costs	—	310	8,310	890
Accretion of end-of-term payment	—	—	6,222	—

Total interest expense on term loan	$—	$2,809	$17,423	$8,303

9. Leases

The Company adopted FASB ASC 842 on January 1, 2022 (Note 2). The Company did not have any finance leases during the nine months ended September 30, 2022.

In July 2019, the Company entered into an operating lease agreement to rent approximately 58,000 square feet of warehouse and office space in Emeryville, California. In February 2021 the lease was amended to include an additional approximately 10,000 square feet of space. The lease, as amended, features escalating rent with fixed annual increases of approximately 3% from January 2022 and terminates in January 2033 for all leased spaces. The Company has two options to extend the lease by 5 years at the prevailing market rent at the time of extension. The Company did not consider it reasonably certain that it would exercise these options.

In July 2019, the Company entered into an operating lease agreement to sublease approximately 76,000 square feet of laboratory and office space in Emeryville, California. The lease features escalating rent with fixed annual increases of approximately 3% starting August 2020 and terminates in March 2031. The Company has no options to extend the sublease beyond its initial term.

In October 2019, the Company entered into an operating lease agreement, which was subsequently amended, for a building containing approximately 303,000 square feet of office and laboratory space in Emeryville, California. The lease commenced in February 2021 and terminates in August 2033. The lease provides for two options to extend the term for 5 years at the prevailing market rent at the time of extension. The Company did not consider it reasonably certain that it would exercise these options. Lease payments are subject to a fixed annual escalation of approximately 3%. The lease contains free and reduced rent periods during the initial 1.5 years of the term from the commencement date. Additionally, the lease provides for tenant improvement allowances up to a total of $46.9 million.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Components of lease cost recorded in Cost and operating expenses in the Company’s Condensed Consolidated Statement of Operations and Comprehensive Loss for the three and nine months ended September 30, 2022 consist of the following (in thousands):

	Three Months Ended September 30,	Nine Months Ended September 30,
	2022	2022
Operating lease cost	$8,450	$25,887
Operating variable lease cost	2,098	5,404
Operating sublease income	(172)	(516)

Total lease costs	$10,376	$30,775

Rent expense under operating leases, net of sublease income, was $9.9 million and $25.7 million for the three and nine months ended June 30, 2021, respectively.

Other information related to the Company’s operating leases for the three and nine months ended September 30, 2022 is as follows (in thousands, except lease term and discount rate):

	Three Months Ended September 30,	Nine Months Ended September 30,
	2022	2022
Cash paid for amounts included in operating lease liabilities	$7,942	$19,161

September 30,2022
Weighted-average remaining operating lease term (in years)	10.25
Weighted-average incremental borrowing rate	12.60%

Maturities of operating lease liabilities at September 30, 2022 are as follows (in thousands):

Remainder of 2022	$7,774
2023	30,256
2024	30,661
2025	30,253
2026	31,091
Thereafter	208,242

Total	338,277
Less: Interest	(154,298)

Present value of operating lease liabilities	$183,979

Maturities of operating sublease payments at September 30, 2022 are as follows (in thousands):

Remainder of 2022	$172
2023	686
2024	686
2025	114
Thereafter	—

Total	$1,658

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

At December 31, 2021, total future minimum rental commitments under long-term leases, net of sublease income, with an initial term of more than one year were estimated as follows (in thousands):

2022	$26,387
2023	30,450
2024	30,630
2025	29,459
2026	30,350
Thereafter	206,587

Total	$353,863

10. Common Stock

Equity Incentive Plans

The Company has three stock-based compensation plans – the 2021 Incentive Award Plan (the “2021 Plan”), the 2014 Stock Plan (the “2014 Plan”) and the Employee Stock Purchase Plan (the “ESPP”). As of September 30, 2022, there were 2,442,398 shares available for the Company to grant under the 2021 Plan and 2,758,864 shares available for the Company to grant under the ESPP. The shares available for grant for the 2021 Plan and the ESPP were increased by 5,152,264 and 1,030,452 shares, respectively during the three months ended March 31, 2022, which represent the annual increases of shares available for grant under those plans. Upon adoption of the 2021 Plan in April 2021, no new awards or grants are permitted under the 2014 Plan. Refer to Note 10 of the “Notes to Consolidated Financial Statements” in the Company’s 2021 Form 10-K for additional information related to these stock-based compensation plans.

Stock Options Originally Granted with Service-based Vesting Conditions

The following table summarizes option activity under the 2021 Plan and the 2014 Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(in thousands)
Outstanding — December 31, 2021	7,555,966	$12.55	8.15	$3,668
Options granted	—	—
Options exercised	(82,259)	$3.81
Options cancelled	(1,073,691)	$10.66

Outstanding — September 30, 2022	6,400,016	$12.98	5.77	$52

Unvested — September 30, 2022	2,828,777	$15.53	6.57	—
Exercisable — September 30, 2022	3,571,239	$10.97	5.13	$52

No options were granted during the nine months ended September 30, 2022. The weighted average grant-date fair value of options granted was $15.26 per share, during the nine months ended September 30, 2021.

The aggregate intrinsic value of stock option awards exercised, determined at the date of option exercise, was $0.1 million and $27.1 million, during the nine months ended September 30, 2022, and 2021, respectively. The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the estimated fair value of the Company’s common stock on the date of exercise.

In connection with the July 26, 2022 and August 25, 2022 reductions in force, the Company modified certain options for impacted employees to include a performance vesting condition that would accelerate the remaining unvested options upon a change in control event occurring within 12 months of the respective employees termination date. As of September 30, 2022, out of the 6,400,016 options outstanding, 1,820,014 options contained this performance vesting condition.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Stock-based compensation expense for stock options is estimated at the grant date based on the fair-value calculated using the Black-Scholes option pricing model. The fair value of employee stock options is recognized as an expense ratably over the requisite service period of the awards. The fair value of employee stock options was estimated using the following assumptions, in periods for which options were granted:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2021	2021
Expected dividend yield	—%	—%
Risk-free interest rate	0.95% - 1.09%	0.77% - 1.09%
Expected term (in years)	6.08	6.08
Expected volatility	70.09% - 71.58%	70.09% - 74.67%

As of September 30, 2022 the Company had employee stock-based compensation expense of $18.3 million related to unvested stock options with only a service-based vesting condition not yet recognized, which is expected to be recognized over an estimated weighted average period of approximately 2.04 years. As of September 30, 2022 the Company had employee stock-based compensation expense of $0.1 million related to unvested stock options with only a performance based vesting condition not yet recognized as the performance condition was not probable of achievement.

Stock Options with Market-based Vesting Conditions

Except as described below, the Company’s stock options with market-based vesting conditions are described in Note 10 of the “Notes to Consolidated Financial Statements” in the Company’s 2021 Form 10-K.

As of September 30, 2022, 458,333 options remain outstanding and unvested. In connection with the August 25, 2022 reduction in force, the holder of these options terminated employment with the Company on September 22, 2022. Pursuant to the terms of the employment agreement with the holder, the options remained outstanding until the effective date of the Merger with Ginkgo at which point the options were forfeited in accordance with the change of control provisions of the original award. As of September 30, 2022, the stock based compensation related to these unvested stock options not yet recognized was insignificant.

Restricted Stock Units Originally Granted with Service-based Vesting Conditions

The following table summarizes RSU activity (in thousands, except share and per share amounts and term):

	Shares	Weighted Average Grant Date Fair Value
Non-vested Restricted Stock Units as of December 31, 2021	2,475,983	$13.47
Granted	10,464,820	$2.86
Vested	(1,167,070)	$5.05
Forfeited	(820,405)	$7.35

Non-vested Restricted Stock Units as of September 30, 2022	10,953,328	$4.67

RSUs granted are valued at the market price of our common stock on the date of grant. The Company recognizes compensation expense for the fair value of RSUs ratably over the requisite service period of the awards. The total intrinsic value of RSUs vested was $2.2 million during the nine months ended September 30, 2022.

In connection with the July 26, 2022 and August 25, 2022 reductions in force, the Company modified certain RSU’s for impacted employees to include (i) acceleration of vesting upon termination for a portion of awards based on service to the Company prior to termination, and (ii) a performance vesting condition that would accelerate the remaining unvested RSUs upon a change in control event occurring within 12 months of the respective employees termination date. As of September 30, 2022, out of the 10,953,328 RSUs outstanding 2,355,159 RSUs contained this performance vesting condition.

As of September 30, 2022 there was $30.3 million of total unrecognized compensation cost related to RSUs with only a service-based vesting condition, which is expected to be recognized over a weighted average period of 1.63 years. As of September 30, 2022 the Company had compensation cost of $4.8 million related to RSUs with only a performance based vesting condition not yet recognized as the performance condition was not probable.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Compensation Expense

Compensation expense related to stock-based awards was included in the following categories in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Loss in accordance with the accounting guidance for share-based payments for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of service revenue	$1,135	$1,189	$2,597	$2,557
Cost of automation revenue	201	—	225	—
Research and development	1,244	3,775	6,839	7,065
Sales and marketing	400	437	1,311	998
General and administrative	5,730	21	13,771	4,020

Total stock-based compensation	$8,710	$5,422	$24,743	$14,640

Compensation expense by stock-based award was as follows for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Stock options with service based vesting conditions	$3,592	$2,589	$11,389	$8,115
Stock options with market based vesting conditions	(3,273)	24	(1,911)	2,438
RSUs with service based vesting conditions	8,315	1,601	14,833	2,186
Non-vested stock	—	84	—	250
ESPP	76	1,124	432	1,651

Total stock-based compensation	$8,710	$5,422	$24,743	$14,640

11. Net Loss Per Share

Basic net loss per share is determined by dividing net loss by the weighted average shares outstanding for the period. The Company analyzes the potential dilutive effect of stock options, non-vested stock, RSUs, stock issuable under the ESPP, and warrants under the treasury stock method (as applicable), during periods of income, or during periods in which income is recognized related to changes in fair value of its liability-classified securities.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share data) applicable to common stockholders for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Numerator:
Net loss, basic	$(75,743)	$(97,833)	$(264,327)	$(283,284)
Less: Gain on change in fair value of warrant liabilities	—	—	—	1,849

Net loss, diluted	$(75,743)	$(97,833)	$(264,327)	$(285,133)

Denominator:
Weighted average shares used in calculating net loss per share, basic	104,322,566	102,337,242	103,642,658	64,662,332
Effect of dilutive securities:
Warrants to purchase Series C convertible preferred stock	—	—	—	150,024

Weighted average shares used in calculating net loss per share, diluted	104,322,566	102,337,242	103,642,658	64,812,356

Net loss per share, basic	$(0.73)	$(0.96)	$(2.55)	$(4.38)

Net loss per share, diluted	$(0.73)	$(0.96)	$(2.55)	$(4.40)

The following potentially dilutive shares as of the periods ended September 30, 2022, and 2021, were excluded from the calculation of diluted net loss per share applicable to common stockholders because their effect would have been anti-dilutive for the periods presented:

	September 30, 2022	September 30, 2021
Options to purchase common stock	6,400,016	6,680,932
Restricted stock units	10,953,328	1,942,195
Non-vested stock	—	16,810

Total	17,353,344	8,639,937

12. Revenue, Credit Concentrations and Geographic Information

Revenues from research and development service agreements

The Company’s R&D service contracts generally consist of fixed-fee multi-phase research terms with concurrent value-share and/or performance bonus payments based on developing an improved microbial strain. The research term of the contracts typically spans several quarters and the contract term for revenue recognition purposes is determined based on the customer’s rights to terminate the contract for convenience. Other payment types, typically consisting of performance bonuses or value share payments, are constrained until those payments become probable or are earned. The Company recognized performance bonuses of $0.3 million for the nine months ended September 30, 2021. For the three months ended September 30, 2021 and for the three and nine months ended September 30, 2022, performance bonuses the Company recognized were insignificant. For the three and nine months ended September 30, 2022 and 2021, the Company has not recognized any royalty or value share payments.

When acceptance clauses are present in an agreement, the Company recognizes the R&D service revenue at a point in time when the R&D services provided have been accepted by the customer and the Company has a present right for payment and no refunds are permitted. The Company recognized revenue at a point in time due to customer acceptance clauses of $0.4 million for the three months ended September 30, 2021. For the three months ended September 30, 2022, revenue recognized at a point in time due to customer acceptance clauses were insignificant. The Company recognized revenue at a point in time due to customer acceptance clauses of $0.5 million and $2.7 million for the nine months ended September 30, 2022 and 2021, respectively.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Automation Revenue

The Company’s automation contract generally consists of fixed consideration for the delivery of hardware and software subscription and support services over a specified period of time. The Company recognizes revenue related to the delivery of hardware at a point in time when the hardware has been accepted by the customer and the Company has a present right for payment and no refunds are permitted. Revenue for the delivery of automation services is recognized over time as the customer receives and consumes the benefits of the automation services. Revenue recognized at a point in time for the delivery of automation hardware for the three months ended September 30, 2022 was insignificant. The Company recognized revenue at a point in time for the delivery of automation hardware of $0.5 million for the nine months ended September 30, 2022. Automation revenue recognized at a point in time for the three months ended September 30, 2022 was insignificant.

Contract Balances

The following table represents changes in the balances of our contract liabilities during the periods ended September 30, 2022, and 2021 (in thousands):

	December 31, 2021	Additions	Adjustments	Deletions	September 30, 2022
Contract liabilities:
Deferred revenue	$8,195	$3,243	$—	$(5,439)	$5,999

	December 31, 2020	Additions	Adjustments	Deletions	September 30, 2021
Contract liabilities:
Deferred revenue	$3,014	$7,658	$6,222	$(7,850)	$9,044

Long-term deferred revenue is included in Other long-term liabilities on the Condensed Consolidated Balance Sheets. Adjustments to deferred revenue for the period ended September 30, 2021 are attributable to the adoption of ASU 2021-08, as applied to a customer contract in connection with the acquisition of Lodo.

Performance Obligations

Transaction price allocated to the remaining performance obligation represents contracted revenue that has not yet been recognized, which includes unearned revenue and unbilled amounts that will be recognized as revenue in future periods. Remaining performance obligations consist of the following (in thousands):

	Current	Noncurrent	Total
As of September 30, 2022	$4,773	$4,055	$8,828

The Company’s noncurrent remaining performance obligation is expected to be recognized in the next 1.1 to 2.7 years.

Grant Revenue

On October 10, 2021, the Company entered into a grant agreement with the Bill & Melinda Gates Foundation under which it was awarded a grant totaling up to $2.9 million to discover potential natural product hits for malaria, tuberculosis, and COVID-19 targets. In December 2022, the Company entered into an amendment of this grant agreement to extend its effectiveness until September 30, 2023.The grant agreement will remain in effect until that date, unless earlier terminated by the Bill & Melinda Gates Foundation for the Company’s breach of the terms of the grant agreement, failure to progress the funded project, in the event of the Company’s change of control, change in the Company’s tax status, or significant changes in the Company’s leadership that the Bill & Melinda Gates Foundation reasonably believes may threaten the success of the project.

Payments received in advance that are related to future research activities are deferred and recognized as revenue when the donor-imposed conditions are met, which is as the research and development activities are performed. The Company recognized grant revenue of $0.4 million and $0.9 million for the three and nine months ended September 30, 2022, respectively. As of September 30, 2022, the Company has deferred revenue of $1.9 million under this grant agreement.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Credit Concentrations

Customers representing 10% or greater of revenue were as follows for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Customer A	—%	10%	17%	*
Customer B	—%	25%	20%	23%
Customer C	29%	13%	20%	13%
Customer E	—%	19%	—%	27%
Customer H	50%	12%	22%	*
Customer J	19%	—%	*	—%

—–—–—–—–—–—–

*	Less than 10%

Customers representing 10% or greater of billed accounts receivable were as follows as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Customer F	75%	68%
Customer G	—%	29%
Customer I	20%	—%

Geographic Information

The Company’s revenues by geographic region are presented in the table below for the three and nine months ended September 30, 2022 and 2021 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
United States of America	$2,283	$2,051	$6,089	$5,065
Asia	—	1,142	1,944	3,871
Europe	—	1,285	1,675	5,131

Total revenue	$2,283	$4,478	$9,708	$14,067

13. Commitments and Contingencies

The Company is subject to various litigation and arbitration claims that arise in the ordinary course of business, including but not limited to those related to employee matters. Unless otherwise specifically disclosed, the Company has determined that no provision for liability is required related to any claim against the Company.

On August 4, 2021, a putative securities class action was filed on behalf of purchasers of the Company’s common stock pursuant to or traceable to the registration statement for its initial public offering (“IPO”). The action is pending in the United States District Court for the Northern District of California, and is captioned Shankar v. Zymergen Inc. et al., Case No. 3:21-cv-06028-JCS. The action alleges violations of Sections 11 and 15 of the Securities Act of 1933, as amended, in connection with the Company’s IPO, names the Company, certain of its former officers and directors, the Company’s IPO underwriters, and certain stockholders as defendants and seeks damages in an unspecified amount, attorneys’ fees, and other remedies. The Company intends to defend vigorously against such allegations. The Company’s motion to dismiss was granted in part and denied in part.

ZYMERGEN INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On November 9, 2021, a purported shareholder of the Company filed a putative derivative lawsuit in the United States District Court for the Northern District of California, that is captioned Mellor v. Hoffman, et al., Case No. 4:21-cv-08723. The complaint names certain of the Company’s former officers and directors as defendants and the Company as nominal defendant based on allegations substantially similar to those in the securities class action. The complaint purports to assert claims on the Company’s behalf for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, corporate waste, and contribution under the federal securities laws and seeks corporate reforms, unspecified damages and restitution, and fees and costs.

In addition, certain government agencies, including the SEC, have requested information related to the Company’s August 3, 2021 disclosure. The Company is cooperating fully.

14. Subsequent Events

In addition to the completion of the Merger on October 19, 2022, which has been disclosed in Note 1 above, the following events occurred subsequent to September 30, 2022.

On October 18, 2022, the Company announced a reduction in force (the “October 2022 Reduction in Force”) that resulted in the termination of approximately 110 employees. The Company incurred cash-based severance and stock based compensation costs of approximately $7.9 million and approximately $3.5 million, respectively, related to the October 2022 Reduction in Force. Additionally, related to the Company’s July 26, 2022 and August 25, 2022 reductions in force, the Company incurred additional cash-based severance costs of approximately $2.3 million that were dependent on the consummation of a change in control event.

On November 11, 2022, the Company entered into an agreement whereby it sublet the entirety of its 76,000 square feet of laboratory and office space in Emeryville, California (Note 9) for the remainder of the existing lease term. The sublease commenced on January 1, 2023. The undiscounted, noncancellable, future sublease income associated with the agreement is $49.3 million.